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                                 EXHIBIT NO. 12
                                 --------------

                                 COMPUTATION OF

                                RATIO OF EARNINGS

                                TO FIXED CHARGES





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                           THE PROGRESSIVE CORPORATION
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                   (millions)
                                   (unaudited)


                                                             Nine Months ended September 30,
                                                           ------------------------------------
                                                                1998                1997
                                                           ----------------    ----------------

Income before income taxes:                                   $   552.0         $  426.6
                                                              ---------         --------
Fixed charges:
   Interest and amortization of indebtedness(1)                    48.2             48.4
   Portion of rents representative of the interest factor           5.0              3.8
                                                              ---------         --------
Total fixed charges                                                53.2             52.2
                                                              ---------         --------
Total income available for fixed charges                      $   605.2         $  478.8
                                                              =========         ========

Ratio of earnings to fixed charges                                 11.4              9.2
                                                              =========         ========

(1) Excludes interest capitalized of $2.2 million for the nine months ended September 30, 1998; no interest was capitalized in 1997.